Exhibit 4.4

SHAREHOLDERS AGREEMENT

BY AND BETWEEN

IHUMAN INC.

ACADEMY MANAGEMENT LTD.

HPF FUSION HOLDING LTD.

PERSONS LISTED ON SCHEDULE I

AND

TIANJIN SHARE XINGHAN ENTERPRISE MANAGEMENT CONSULTING
PARTNERSHIP (LIMITED PARTNERSHIP)

Dated June 8, 2020

Table of Contents

		Page

Article I

DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Interpretation	5

Article II

CORPORATE GOVERNANCE

Section 2.01	Actions Requiring Consent of Investor Shareholder	5
Section 2.02	Termination	6

Article III

GENERAL PROVISIONS ON TRANSFER

Section 3.01	General Restrictions on Transfer	6
Section 3.02	Restrictions on Investor Shareholder Transfer	6
Section 3.03	Termination	6

Article IV

RIGHT OF FIRST REFUSAL; CO-SALE RIGHT

Section 4.01	Right of First Refusal	6
Section 4.02	Co-Sale Right	7

Article V

PREEMPTIVE RIGHTS

Section 5.01	General	8
Section 5.02	New Securities	8
Section 5.03	Procedures	9

Article VI

REDEMPTION RIGHTS

Section 6.01	Redemption Rights of Investor Shareholders	9
Section 6.02	Redemption Notice	9
Section 6.03	Manner and Mechanics of Redemption	10

i

ii

SCHEDULES AND ANNEXES

Schedule I Original Shareholders
Schedule II Address for Notices
Annex A Deed of Adherence

iii

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated June 8, 2020, is entered into by and between:

(i)            iHuman Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”);

(ii)           Academy Management Ltd., a business company incorporated under the laws of the British Virgin Islands (the “Founder”);

(iii)          HPF Fusion Holding Ltd., a business company incorporated under the laws of the British Virgin Islands (“Tian Liang”);

(iv)          Each Person listed on Schedule I (collectively, the “Original Shareholders,” each an “Original Shareholder”);

(v)           Tianjin Share Xinghan Enterprise Management Consulting Partnership (Limited Partnership), a business company organized and existing under the laws of China (the “Investor Shareholder”);

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to a Share Subscription Agreement, dated November 20, 2019 by and between the Company and the Investor Shareholder (the “Share Subscription Agreement”), the Company issued certain Ordinary Shares (as defined below) to the Investor Shareholder on the date hereof; and

WHEREAS, the Parties desire to agree on and memorialize certain rights, obligations and other terms in light of the transactions carried out pursuant to the Share Subscription Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Definitions.  (a) As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. With respect to any natural person, each of the following Persons is such natural person’s Affiliate for purposes of this Agreement: (i) spouse; (ii) parents; (iii) children; (iv) siblings; (v) father-in-law and mother-in-law; (vi) son-in-law and daughter-in-law; (vii) brother-in-law and sister-in-law; (viii) any other person who is a lineal ascendant or descendant of such natural person, including adoptive relationships; and (ix) any other person who is a relative of such natural person and lives in the same household with such natural person (collectively, such natural person’s “Immediate Family Members”).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended.

“Board” means the board of directors of the Company.

“Closing” means consummation of the purchase and sale of the Ordinary Shares to the Investor Shareholder in the Share Subscription Agreement via exchange of documents, subject to the fulfilment, or to the extent permissible, waiver of the conditions set forth in Section 1.3 of the Share Subscription Agreement.

“Closing Date” means the date that Closing occurs.

“Companies Law” means the Companies Law (2020 Revision), as amended, of the Cayman Islands.

“Company Securities” means the Equity Securities of the Company.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or equivalent governing body) of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Equity Securities” means, with respect to any Person that is not a natural person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP” means any employee share incentive plan of the Company that may be approved from time to time.

“Governmental Authority” means (i) any national, federal, state, county, municipal, local or foreign government or other political subdivision or instrumentality thereof, (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (iii) any agency, division, bureau, department or other political subdivision of any government, entity, authority or body described in the foregoing clauses (i) and (ii) of this definition, (iv) any court, tribunal or arbitrator or (v) any self-regulatory organization. A Governmental Authority also includes public international organizations, i.e., organizations whose members are countries, or territories, governments of countries or territories, other public international organizations or any combination of the foregoing.

“Group Company” means each of the Company and its current and future Subsidiaries and consolidated affiliated entities, and the “Group” refers to all the Group Companies collectively.

“Intellectual Property” means any and all intellectual property, industrial property and propriety rights in any jurisdiction in the world, including (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisionals and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind), (iv) software of all types in whatever medium, inclusive of computer programs, applications, middleware, software development kits, libraries, software development tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, videogames, software implementations of algorithms, models and methodologies, source code, object code and executable code, and documentation relating to any of the foregoing, (v) URLs, domain names, web sites, web pages and any part thereof, (vi) technical information, ideas, know-how, trade secrets, confidential information, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, customer lists, databases, proprietary data, and other proprietary information, (vii) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, and (viii) registered and unregistered trade names, trade dress, trademarks, service marks, logos, designs, symbols, slogans, taglines, brands, product names, corporate names, rights to social media accounts, and other indicia of source, origin or quality, and registrations and applications therefor, and the goodwill of the business symbolized or represented by any of the foregoing.

“Liquidation Event” means a liquidation, dissolution or winding up of the Company.

“Ordinary Shares” means the ordinary shares of US$0.0001 each in the share capital of the Company.

“Original Issue Date” means June 8, 2020.

“Original Issue Price” means the product of (i) the Original Issue Price Per Share, multiplied by (ii) the number of Ordinary Shares held by the Investor Shareholder on the Closing Date.

“Original Issue Price Per Share” means RMB14.136 or equivalent US$.

“Permitted Transferee” means with respect to any Shareholder, an Affiliate of that Shareholder.

“Person” means any individual, corporation, partnership, limited liability company, association (whether incorporated or unincorporated), trust, proprietorship, joint venture, joint-stock company, firm, estate, governmental entity or other entity or organization.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Qualified IPO” means a firm-commitment underwritten initial public offering of the Ordinary Shares and the listing of such shares (or securities representing such shares) for trading on an internationally recognized stock exchange, including the New York Stock Exchange, the Nasdaq Stock Market, The Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange or Shenzhen Stock Exchange (each, a “Qualified Stock Exchange”), which has an offering price per share that results in a pre-money market capitalization of the Company at no less than RMB3.2 billion on a fully-diluted basis immediately upon the consummation of the initial public offering.

“Qualified Trade Sale” means (i) any transaction or series of transactions, whether by merger, consolidation, amalgamation, sale or issuance of equity, scheme of arrangement or otherwise, which results in a valuation of the Company at no less than RMB3.2 billion on a fully-diluted basis immediately upon the consummation of such transaction, and pursuant to or as a result of which the Shareholders of the Company immediately before such transaction own less than fifty percent (50%) of the direct or indirect voting power of the surviving company immediately after such transaction, (ii) a disposition of all or substantially all of the assets of the Group Companies as a whole for value no less than RMB3.2 billion, or (iii) a sale or exclusive licensing of all or substantially all of the Intellectual Property owned by the Group Companies as a whole for value no less than RMB3.2 billion.

“RMB” means Renminbi (人民币), the legal currency of the PRC.

“Shareholder” means any shareholder of the Company as recorded on the Company’s register of members.

“Subsidiary” means, with respect to any Person, any other Person that is Controlled directly or indirectly by such Person.

“Transfer” means, with respect to any securities of any Person, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or to agree or commit to do any of the foregoing, and, (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“U.S.” means the United States of America.

“US$” or “$” means the lawful currency of the United States of America.

Section 1.02          Interpretation.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions of sections and sub-sections herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Schedules and Annexes are to Articles, Sections, Exhibits, Schedules and Annexes of this Agreement unless otherwise specified.  All Exhibits, Schedules and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the word “include”, “includes” or “including” are used in this Agreement, it shall be deemed to be followed by the words “without limitation”, “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including email or other electronic media) in a visible form. The expression “signed” and comparable terms include signature transmitted via email or other electronic media. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that, with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any law include all rules and regulations promulgated thereunder.  References to any Person include the successors and permitted assigns of that Person.  A Person is a “wholly owned Subsidiary” of another Person if it has no shareholders other than such other Person and such other Person’s wholly owned Subsidiaries, or if it is Controlled by such other Person via variable interest entity arrangements so that its financial results are entirely consolidated with the financial results of such other Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  In calculations of share numbers or percentages, references to “fully diluted and as-converted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged.  Any share calculation shall be appropriately adjusted to take into account any share split, share consolidation, recapitalization, bonus issue, reclassification or similar event.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.01          Actions Requiring Consent of Investor Shareholder.  The Company shall not, and the Company shall procure each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any action with respect to any of the following matters, whether in a single transaction or a series of related transactions, directly or indirectly, whether by amendment, merger, amalgamation, consolidation or otherwise, without the approval or written consent from the Investor Shareholder, provided that the Investor Shareholder shall not have Transferred any Ordinary Shares beneficially owned by the Investor Shareholder on or prior to the date hereof:

(a)        any material change to the business scope or nature of business, or cessation of any existing line of business of the Company or Group Company, except for any restructuring plans undertaken for the purpose of consummating a Qualified IPO as determined in the sole discretion of the Company;

(b)        any Transfer of Ordinary Shares, whether in a single transaction or a series of related transactions, by the Founder that would result in (together with its Affiliates)  the change of Control of the Company or any of its Subsidiaries, except for any Transfers to Permitted Transferees or Transfers of Ordinary Shares in connection with an ESOP of the Company; or

(c)        any transaction or series of transactions, whether by merger, consolidation, amalgamation, sale or issuance of equity, scheme of arrangement or otherwise, pursuant to or as a result of which the Founder (together with its Affiliates) would result in the change of Control of the Company (or its surviving company).

Section 2.02          Termination. The provisions of this Article II shall terminate immediately upon the consummation of a Qualified IPO.

ARTICLE III

GENERAL PROVISIONS ON TRANSFER

Section 3.01          General Restrictions on Transfer.  Each Shareholder agrees that it shall not Transfer any Ordinary Shares except in compliance with all Applicable Laws and the terms and conditions of this Agreement. Any attempt to Transfer any Ordinary Shares not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s share register or equivalent documents to such attempted Transfer.

Section 3.02          Restrictions on Investor Shareholder Transfer. Notwithstanding Error! Reference source not found., the Investor Shareholder shall not, directly or indirectly, Transfer any Ordinary Shares of the Company now or hereafter beneficially owned by it to any third party without  the prior written consent of the Founder. The Investor Shareholder shall not Transfer any Ordinary Shares of the Company now or hereafter beneficially owned by it to any competitor of the Company without the prior written consent of the Founder, it being agreed that the list of competitors is to be determined by the Founder in its sole discretion. In the event that the Investor Shareholder intends to Transfer any Ordinary Shares of the Company to a third party for which the Founder does not consent to, the Founder shall be entitled to purchase such Ordinary Shares at the same price and subject to the same terms and conditions as agreed by the third party.

Section 3.03          Termination. The provisions of this Article III shall terminate immediately upon the consummation of a Qualified IPO.

ARTICLE IV

RIGHT OF FIRST REFUSAL; CO-SALE RIGHT

Section 4.01          Right of First Refusal.

(a)        Subject to Article III, if the Founder (the “Transferor”) proposes to Transfer any Ordinary Shares that represents more than 10% of the then total issued and outstanding share capital of the Company to one or more Persons other than the Investor Shareholder (excluding Transfers of Ordinary Shares in connection with an ESOP of the Company), with respect to the portion of the Ordinary Shares Transferred that exceeds 10% of the then total issued and outstanding share capital of the Company (the “Offered Securities”), the Transferor shall give the Investor Shareholder a written notice of the Transferor’s intention to effect the sale (the “Transfer Notice”), which shall include a description of the number of Offered Securities, the identity of the prospective transferee, the consideration and other material terms upon which the proposed sale is to be effected. For the avoidance of doubt, in the event that the Founder proposes to Transfer Ordinary Shares that represents no more than 10% of the then total issued and outstanding share capital of the Company to one or more Persons other than the Investor Shareholder, the Investor Shareholder shall have no right of first refusal.

(b)        The Investor Shareholder shall have an option within a period of ten (10) calendar days after the delivery of the Transfer Notice (the “Option Period”) to elect to purchase all or any portion of its Pro Rata Share of the Offered Securities at the same price and subject to the same terms and conditions as described in the Transfer Notice, by delivering a written notice (the “ROFR Exercise Notice”) to the Transferor and the Company before the expiration of the Option Period as to the number of such Offered Securities that the Investor Shareholder intends to purchase. Failure by the Investor Shareholder to give the “ROFR Exercise Notice” nor the “Co-Sale Exercise Notice” within the Option Period shall be deemed a consent to the Transfer and a waiver by the Investor Shareholder of its right of first refusal under this Section 4.01 and its right of co-sale Section 4.02 with respect to such Offered Securities. If the Investor Shareholder exercises its right under this Section 4.01, it shall be deemed the Investor Shareholder waived its rights of co-sale under Section 4.02. For the purpose of this Section 4.01, the “Pro Rata Share” of the Investor Shareholder of the applicable Offered Securities shall be equal to (i) the total number of such Offered Securities, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by the  Investor Shareholder on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares held by the Investor Shareholder and the Transferor on such date.

(c)        If the Investor Shareholder gives the Transferor and the Company a ROFR Exercise Notice that it desires to exercise its right of first refusal, then payment for the Offered Securities to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against transfer of such Offered Securities to be purchased and an executed instrument of transfer, at the principal executive offices of the Company within two (2) months after the date of the ROFR Exercise Notice. Failure to consummate such Transfer to the Investor Shareholder within the two (2) months prescribed period shall be deemed a waiver by the Investor Shareholder of its right of first refusal under this Section 4.01.

Section 4.02          Co-Sale Right.

(a)        Subject to Article III, if the Transferor proposes to Transfer any Ordinary Shares that represents more than 10% of the then total issued and outstanding share capital of the Company to one or more Persons other than the Investor Shareholder (excluding Transfers of Ordinary Shares in connection with an ESOP of the Company), with respect to the portion of the Ordinary Shares Transferred that exceeds 10% of the then total issued and outstanding share capital of the Company (the “Offered Securities”), the Investor Shareholder shall have the right to Transfer its Pro Rata Share of the Offered Securities, to the prospective transferee identified in the Transfer Notice on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor and the Company in writing during the Option Period (the “Co-Sale Exercise Notice”). Failure by the Investor Shareholder to give the “ROFR Exercise Notice” nor the “Co-Sale Exercise Notice” within the Option Period shall be deemed a consent to the Transfer and a waiver by the Investor Shareholder of its right of first refusal under this Section 4.01 and its co-sale right under this Section 4.02 with respect to such Offered Securities. If the Investor Shareholder exercises its right under this Section 4.02, it shall be deemed the Investor Shareholder waived its right of first refusal under Section 4.01. For the avoidance of doubt, in the event that the Founder proposes to Transfer Ordinary Shares that represents no more than 10% of the then total issued and outstanding share capital of the Company to one or more Persons other than the Investor Shareholder, the Investor Shareholder shall have no co-sale right.

(b)        The Investor Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for Transfer to the prospective transferee, before the applicable closing, one or more share certificates, which represent the type and number of Company Securities that the Investor Shareholder elects to sell.

(c)        The share certificate or certificates that are delivered to the Transferor pursuant to Section 4.02(b) shall be submitted to the Company for cancellation and the Company shall, upon the consummation of the sale of the Company Securities pursuant to the terms and conditions specified in the Transfer Notice, issue a new share certificate to the Investor Shareholder for the remaining balance. The Company shall update its register of members upon consummation of such Transfer.

ARTICLE V

PREEMPTIVE RIGHTS

Section 5.01          General.  Each Investor Shareholder and Original Shareholder (each, a “Participation Rights Holder”) shall have the preemptive right to purchase such Participation Rights Holder’s Pro Rata Share of all (or any part) of any New Securities that the Company may from time to time issue after the date of this Agreement (the “Preemptive Right”).  “Pro Rata Share” of a Participation Rights Holder means, for purpose of this Article V, the ratio of (a) the number of the Ordinary Shares held by such Participation Rights Holder prior to the issuance of New Securities giving rise to the Preemptive Right, to (b) the total number of Ordinary Shares then issued and outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Right.

Section 5.02          New Securities.  “New Securities” means any Ordinary Shares or other Equity Securities of the Company; provided, however, that the term “New Securities” shall not include any of the following:

(a)        Equity Securities issued as a dividend or distribution on any Ordinary Shares;

(b)        Equity Securities issuable upon share split, share dividend or any subdivision of Ordinary Shares;

(c)        Equity Securities issued or issuable to officers, directors, employees and consultants of the Company pursuant to an ESOP;

(d)        Equity Securities issued pursuant to a Qualified IPO of the Company; or

(e)        Equity Securities issued to Affiliates of the Company.

Section 5.03          Procedures.

(a)        Participation Notice.  In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities.  Each Participation Rights Holder shall have ten (10) calendar days from the date of receipt of the Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Participation Notice, by giving a written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share).  If any Participation Rights Holder fails to so agree in writing within such ten (10) calendar days to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall be deemed to have forfeited its right hereunder to purchase that portion of its Pro Rata Share of such New Securities that it did not agree to purchase, without prejudice to participating in any future or other offerings of New Securities.

(b)        If the Participation Rights Holder gives the Company a Participation Notice that it desires to purchase the Pro Rata Share of all (or any part) of any New Securities, then payment for the New Securities shall be made by wire transfer in immediately available funds of the appropriate currency, against issuance of such New Securities to be purchased, at the principal executive offices of the Company within two (2) months after the date of the Participation Notice.

ARTICLE VI

REDEMPTION RIGHTS

Section 6.01          Redemption Rights of Investor Shareholders.  At any time after the earlier of (i) the fifth anniversary of the Closing Date (as defined in the Share Subscription Agreement) (if the Company has not consummated a Qualified IPO or a Qualified Trade Sale), or (ii) prior to the fifth anniversary of the Closing Date (as defined in the Share Subscription Agreement), the Company or the Founder notifies the Investor Shareholder that the Company has permanently terminated the preparation of a Qualified IPO, the Investor Shareholder may exercise its redemption right at the Redemption Price (as defined below) within one year after the fifth anniversary of the Closing Date (as defined in the Share Subscription Agreement) or other date agreed by both parties.

The Redemption Price shall equal to sum of (1) the Original Issue Price and (2) an amount that would give the Investor Shareholder a simple non-compounded interest of ten percent (10%) per annum on the Original Issue Price, calculated from the Original Issue Date up until the date of receipt by the Investor Shareholder of the full redemption amount thereof, minus all declared and paid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers (the “Redemption Price”).

Section 6.02          Redemption Notice. Subject to Section 6.01, the Investor Shareholder may cause either the Company or the Founder, severally but not jointly, to redeem any or all of the Ordinary Shares held by the Investor Shareholder by delivering a notice of redemption (the “Redemption Notice”) to the Company and the Founder on or after the date on which such Ordinary Shares become redeemable pursuant to Section 6.01, stating the number of Ordinary Shares to be redeemed (the Ordinary Shares to be redeemed, the “Redemption Shares”, the delivery date of the Redemption Notice, the “Redemption Notice Date”).  The Company or the Founder shall then complete the redemption within sixty (60) days after the Redemption Notice Date (the actual completion date of the redemption, the “Redemption Date”).

Section 6.03            Manner and Mechanics of Redemption. On the Redemption Date, the Investor Shareholder shall surrender to the Company its share certificate or certificates representing such Ordinary Shares to be redeemed, and each such share certificate shall be cancelled.  In the event that less than all the Ordinary Shares represented by any such share certificate are redeemed, a new share certificate shall be issued representing the unredeemed Ordinary Shares.

ARTICLE VII

ANTI-DILUTION

Section 7.01          Anti-dilution.  If the Company issues New Securities or the Founder proposes to Transfer any Ordinary Shares (excluding any Transfers to Permitted Transferees or Transfers of Ordinary Shares in connection with an ESOP of the Company), and the actual final per share price is lower than the Original Issue Price Per Share (which shall be adjusted accordingly if the Company converts capital reserve into share capital, declares and pays a stock bonus, divides shares, reduces the number of shares, allots shares, pays dividends, and privately places new shares with existing shareholders), the Investor Shareholder has the right to request an adjustment of Original Issue Price Per Share, and to re-determine the number of Ordinary Shares to which the Investor Shareholder is entitled (the “Adjusted Registered Capital Amount”). The Adjusted Registered Capital Amount is calculated as follows:

P2=P1*(A+B)/(A+C)

For the purpose of the above formula, the meaning of each letter is as follows;

(a)        P2 is the adjusted issue price per Ordinary Share after the issuance of New Securities;

(b)        P1 is the Original Issue Price Per Share;

(c)        A is the total amount of issued and outstanding Ordinary Shares prior to the issuance of the New Securities;

(d)        B is the amount of New Securities that would have been issued at the Original Issue Price Per Share;

(e)        C is the amount of New Securities issued.

Section 7.02          Investor Shareholder’s Rights. If the Company issues New Securities to a third party investor for a new round of financing or the Founder proposes to Transfer any Ordinary Shares (excluding any Transfers to Permitted Transferees or Transfers of Ordinary Shares in connection with an ESOP of the Company), and the consideration for the transaction reflects the valuation of the Company prior to such transaction to be less than RMB3.2 billion, the Investor Shareholder shall enjoy (i) rights no less favorable than the new third party investor; and (ii) representations and warranties made by the Company and Founder no less favorable than to the new third party investor. The Investor Shareholder shall enjoy rights no less favorable than the rights in this agreement.

Section 7.03          Share Incentive Platform. In the event that the Company establishes any share incentive platform prior to a Qualified IPO, it shall not dilute the equity interest held by the Investor Shareholder in the Company prior to a Qualified IPO.

ARTICLE VIII

LIQUIDATION PREFERENCE

Section 8.01          Liquidation Preference.  In the event of a Liquidation Event and after satisfaction of all creditors’ claims and claims that may be mandated by Applicable Laws, distributions to the Shareholders shall be made in the following manner (and the Investor Shareholder and the Founder shall procure that distributions to the Shareholders be made in the following manner):

(a)        The Investor Shareholder shall be entitled to receive for each Ordinary Share it holds, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the Original Shareholders, the amount equal to the sum of (i) the Original Issue Price Per Share (as may be adjusted according to Article VII) and (ii) any dividends declared and unpaid with respect to an Ordinary Share (the “Investor Shareholder Liquidation Preference”).

(b)        After setting aside or paying in full the Investor Shareholder Liquidation Preference due pursuant to Section 8.01(a) above, each Original Shareholder that is still a Shareholder of the Company shall be entitled to receive for each Ordinary Share it holds, the amount equal to the sum of (i) the Issue Price Per Share applicable to the Original Shareholder and (ii) any dividends declared and unpaid with respect to an Ordinary Share (the “Original Shareholder Liquidation Preference”).

(c)        After setting aside or paying in full the Investor Shareholder Liquidation Preference and the Original Shareholder Liquidation Preference due pursuant to Section 8.01(a) and (b) above, the remaining assets of the Company available for distribution, if any, shall be distributed to holders of Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each such holder.

Section 8.02          Non-Cash Distribution.  In the event that the Company proposes to distribute assets other than cash in connection with a Liquidation Event, the value of the assets to be distributed to the Shareholders in accordance with Section 8.01 shall be determined in good faith by the Board.

ARTICLE IX

WAIVER OF RIGHTS; TERMINATION OF RIGHTS

Section 9.01          Waiver of Rights.  The Investor Shareholder consents to waive its rights under Article IV, Article V, and Article VII and other rights which may impede or have negative impact on the process of the Qualified IPO between the Waiver Commencement Date (as defined below) and the consummation of a Qualified IPO (the “Waiver of Rights Period”). The commencement date of the Waiver of Rights Period (the “Waiver Commencement Date”) shall be 180 days prior to the proposed filing date of the Company’s registration statement for a Qualified IPO as approved by resolutions by the board of directors of the Company. In the event that (i) the Company fails to file its registration statement (or, for a listing on the New York Stock Exchange or the Nasdaq Stock Market, to confidentially submit a draft registration statement) within 180 days of Waiver Commencement Date, (ii) the Company withdraws its registration statement from a Qualified Stock Exchange, or (iii) the Company’s proposed initial public offering is rejected by the relevant Governmental Authority, the Waiver of Rights Period shall end.

Section 9.02          Termination of Rights. The provisions of Article IV, Article V, Article VI, Article VII and Article VIII shall terminate immediately upon the consummation of a Qualified IPO.

ARTICLE X

ADDITIONAL COVENANTS AND AGREEMENTS

Section 10.01       Confidentiality.

(a)        Each Party agrees that Confidential Information furnished and to be furnished to it has been and may in the future be made available in connection with the transactions contemplated by this Agreement.  Each Party agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose.  Each Party acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed (i) to such Party and its Affiliates and their respective Representatives on a need-to-know basis in the normal course of the performance of their duties; provided that such Persons are advised of the confidential nature of such information and are under appropriate nondisclosure obligations similar to and not inconsistent with those set forth herein; (ii) to the extent required by any Applicable Law (including without limitation complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject); or (iii) to any Governmental Authority to which any Party or any of its Affiliates is subject.  Nothing contained herein shall prevent the use of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Shareholder.

(b)        “Confidential Information” means any information concerning any Party or the financial condition, business, operations or prospects of such Party, or any such Persons in the possession of, or furnished to any Party (including by virtue of its present or former right to designate a director of the Company); provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or its current or bona fide prospective investors, directors, officers, employees, stockholders, members, partners, counsel, advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement; (ii) was available to such Shareholder on a non-confidential basis prior to its disclosure to such Shareholder or its Representatives by the Company; (iii) becomes available to such Shareholder on a non-confidential basis from a source other than the Company after the disclosure of such information to such Shareholder or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to the best of such Shareholder’s knowledge, bound by a confidentiality obligation to the Company or another Person; or (iv) is independently developed by such Shareholder without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.

(c)        Except as required by Applicable Law, by any Governmental Authority (including any relevant stock exchange on which the shares in a Party or any of its parent companies are listed), no press release or public announcement that references any Party shall be made concerning this Agreement without such Party’s prior written consent.

Section 10.02       Information Rights.  The Company agrees to furnish to each Shareholder: (a) annual financial statements of the Company, within 120 days after the end of each fiscal year; (b) audit report of the Company, within 120 days after the end of each fiscal year (c) unaudited quarterly consolidated financial statements of the Company, within sixty (60) days after the end of each fiscal quarter; and (d) annual financial budget of each fiscal year, no later than 180 days after the first day of that fiscal year. The provisions in this Section 10.02 shall terminate immediately upon the kick-off meeting of a Qualified IPO.

Section 10.03       Inspection Rights.  The Company covenants and agrees that the Investor Shareholder and the Original Shareholders, or authorized representative of any such Shareholder, shall have the right to access and inspect the facilities, records and books of each Group Company during regular working hours upon reasonable prior notice (which shall be no less than ten (10) calendar days prior to the proposed date of inspection) to the Company or such Group Company, as applicable; provided that such access, inspection and discussion shall not affect the ordinary operation of such Group Company; provided that none of the Group Companies shall be obligated to provide access to any information that the Board or the senior management reasonably and in good faith determines to be a trade secret of the Group, or the disclosure of which would adversely affect the attorney-client privilege between any Group Company and its counsel. The provisions in this Section 10.03 shall terminate immediately upon the kick-off meeting of a Qualified IPO.

Section 10.04       No Conflicting Agreements.  Each of the Company and the Shareholders represents and agrees that it shall not (a) enter into any agreement or arrangement of any kind with any Person with respect to any Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Shareholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Securities, or (b) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner that is inconsistent with the provisions of this Agreement. Any proxy, voting trust or agreement or other arrangement granted to or entered into in breach of the foregoing sentence shall be void.

Section 10.05       Deed of Adherence.  Notwithstanding any other provision of this Agreement, no Ordinary Shares shall be allotted and issued to any Person who is not already a party to this Agreement unless such Person has agreed in writing to be bound by the terms and conditions of this Agreement by way of executing and delivering a Deed of Adherence substantially in the form of Annex A prior to or upon the allotment and issuance of Ordinary Shares to such Person.

ARTICLE XI

MISCELLANEOUS

Section 11.01       Binding Effect; Assignability.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Unless otherwise expressly provided in this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party pursuant to any Transfer of Company Securities or otherwise, except that any Person acquiring the Company Securities from any Shareholder in a Transfer in compliance with this Agreement (but excluding any such Transfer made in an initial public offering) or any Person acquiring the Company Securities as required or permitted by this Agreement shall, unless already bound hereby, execute and deliver to the Company an agreement to be bound by this Agreement in the form of Annex A hereto and shall thenceforth be a “Shareholder”.

Section 11.02       Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, facsimile, electronic mail or similar means to the address of the relevant Party as shown on Schedule II (or at such other address as such Party may designate by ten (10) business days’ advance written notice to the other parties to this Agreement given in accordance with this Section 11.02).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (a) delivery (or when delivery is refused) and (b) expiration of two (2) business days after the letter containing the same is sent as aforesaid.  Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a business day and if sent during normal business hours of the recipient, otherwise the next business day.  Any Person that becomes a Shareholder shall provide its address and facsimile number to the Company, which shall promptly provide such information to each other Shareholder.

Section 11.03       Third-Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.04       Amendment.  This Agreement may only be amended or otherwise modified by an instrument in writing executed by all parties hereto.

Section 11.05       Waiver.  Unless otherwise provided in this Agreement, no waiver of any provision of this Agreement by a Party, and no consent or approval of a Party, shall be effective unless set forth in a written instrument signed by such Party waiving such provision or granting such consent or approval. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

Section 11.06       Effectiveness; Termination.  This Agreement shall become effective on the date hereof.  Unless otherwise provided in this Agreement, this Agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) with respect to any Party that is a Shareholder, the date upon which such Party ceases to hold any Company Securities, and (ii) any date agreed upon in writing by the Parties.

Section 11.07       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 11.08       Dispute Resolution.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, construction, interpretation, validity, termination or implementation, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three (3) arbitrators. The claiming party or parties shall have the right to appoint one (1) arbitrator, the responding party or parties shall have the right to appoint one (1) arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre.  The seat of arbitration shall be in Hong Kong.  The arbitration proceedings shall be conducted in English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, either Party may seek immediate injunctive relief or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions of this Agreement.

Section 11.09       Entire Agreement.  This Agreement, together with all schedules and annexes hereto, constitute the full and entire understanding and agreement among the Parties with respect to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

Section 11.10       Severability.  Each provision of this Agreement shall be considered separable. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties shall negotiate in good faith a substitute, valid and enforceable provision or agreement which most closely effects the Parties’ intent in entering into this Agreement.

Section 11.11       Equitable Remedies.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that the Parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. Each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude a Party from pursuing any other rights or remedies that it may have at law or in equity.  The rights of each Party under this Agreement are cumulative and in addition to all other rights or remedies that any Party may otherwise have at law or in equity.

Section 11.12       Aggregation of Ordinary Shares.  All Ordinary Shares held or acquired by any Affiliates of a Shareholder shall be aggregated for the purpose of determining the availability of any rights of that Shareholder under this Agreement, including with respect to the preemptive rights, rights of first refusal and co-sale right of under Article IV and Article V.

Section 11.13       Further Assurances.  Each Party shall vote their Ordinary Shares and otherwise act within its power in a manner consistent with and not impede the transactions contemplated by this Agreement. Each Party shall from time to time and at all times hereafter make, do, execute or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances, without further consideration, which may reasonably be required to give full effect to the terms of this Agreement or to vest in any other Party such other Party’s full rights and entitlements hereunder.

Section 11.14       Counterparts.  This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on all Parties, notwithstanding that all of the Parties have not signed the same counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the date and year first above written.

iHuman Inc.

By:	/s/ Hanfeng Chi
Name: Hanfeng Chi
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the date and year first above written.

Academy Management Ltd.

By:	/s/ Yufeng Chi
Name: Yufeng Chi
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the date and year first above written.

HPF Fusion Holding Ltd.

By:	/s/ Tian Liang
Name: Tian Liang
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the date and year first above written.

Ren Chang Holding Ltd.

By:	/s/ Xiaoyi Zhang
Name: Xiaoyi Zhang
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the date and year first above written.

Hong Lei Holding Ltd.

By:	/s/ Peng Dai
Name: Peng Dai
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the date and year first above written.

Yu Hui Holding Ltd.

By:	/s/ Wenbin Lu
Name: Wenbin Lu
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the date and year first above written.

Shun Ying Holding Ltd.

By:	/s/ Xingyi Zhang
Name: Xingyi Zhang
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the date and year first above written.

Ju Shengyi Holding Ltd.

By:	/s/ Zhiming Feng
Name: Zhiming Feng
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the date and year first above written.

Tianjin Share Xinghan Enterprise Management Consulting Partnership (Limited Partnership)

By:	/s/ Wentao Bai
Name: Wentao Bai
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

SCHEDULE I

ORIGINAL SHAREHOLDERS

SCHEDULE II

ADDRESS FOR NOTICES

ANNEX A
DEED OF ADHERENCE

This Deed of Adherence (this “Deed”) is made as of the date written below by and between the undersigned (the “Joining Party”) and iHuman Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), in accordance with the Shareholders Agreement dated [•] (as amended, the “Shareholders Agreement”) by and between the Company and certain other parties thereto. The Company enters this Deed on behalf of itself and as agent for all the existing Shareholders of the Company. Capitalized terms used but not defined in this Deed shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Joining Party hereby acknowledges, agrees and undertakes that, by its execution of this Deed, the Joining Party shall be deemed to be a party to the Shareholders Agreement and to perform the obligations imposed by the Shareholders Agreement in all respects as if it had executed the Shareholders Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.  This Deed is made for the benefit of (a) the original parties to the Shareholders Agreement and (b) any other Person or Persons who after the date of the Shareholders Agreement (whether or not prior to or after the date of this Deed) adheres to the Shareholders Agreement. Each existing Shareholder and the Company shall be entitled to enforce the Shareholders Agreement against the Joining Party.

The address for notice of the Joining Party shall be as follows:

Address:	[•]
Attention:	[•]
E-mail:	[•]
Facsimile:	[•]

This Deed of Adherence shall be governed by and construed in accordance with the laws of the State of New York.

Annex A-1

IN WITNESS WHEREOF, the undersigned has executed this Deed of Adherence on the date written below.

Date:

Signed, Sealed and Delivered	)
as a deed by	)
[name of Joining Party]	)	Director
acting by [a director and its secretary/two directors]	)

Director/Secretary

Date:

Signed, Sealed and Delivered	)
as a deed by	)
iHuman Inc.	)	Director
acting by a director	)

Annex A-2

OR

The common seal of	)	[Common seal to be affixed here]
[name of Joining Party]	)
was affixed in the presence of:	)

Director

Director/Secretary/Person authorized by the board of directors

Date:

Signed, Sealed and Delivered	)
as a deed by	)
iHuman Inc.	)	Director
acting by a director	)

Annex A-3